Exhibit 99.1

FOR IMMEDIATE RELEASE

May 8, 2026

James Berg

Chief Financial Officer

jim.berg@trackgrp.com

Track Group Reports 2nd Quarter Fiscal 2026 Financial Results

NAPERVILLE, ILLINOIS – Track Group, Inc. (OTCQB: TRCK), a global leader in offender tracking and monitoring services, today announced financial results for its fiscal quarter ended March 31, 2026 (“Q2 FY26”). In Q2 FY26, the Company posted (i) total revenue of $8.9 Million (“M”), an increase of approximately 7% over total revenue of $8.4M for the quarter ended March 31, 2025 (“Q2 FY25”); (ii) Q2 FY26 gross profit of $4.5M representing an increase of approximately 9% over Q2 FY25 gross profit of $4.1M; (iii) Q2 FY26 operating income of $0.41M, representing an increase of approximately 830% over Q2 FY25 operating income of $0.04M; (iv) Q2 FY26 Non-GAAP Adjusted EBITDA of $1.55M, representing an increase of approximately 18% over Q2 FY25 Non-GAAP Adjusted EBITDA of $1.32M and (v) Q2 FY26 net income (loss) attributable to common shareholders of ($0.7M), representing a decrease of 38% over Q2 FY25 net income (loss) attributable to common shareholders of ($0.5M). Additional commentary on these year-over-year comparisons can be found below.

FINANCIAL HIGHLIGHTS

●

Total revenue in Q2 FY26 of $8.9M increased 7%, or $0.6M compared to Q2 FY25. Revenue for the six months ended March 31, 2026 (“6M FY26”) of $18.1M increased by 6% compared to revenue of $17.0M for the six months ended March 31, 2025 (“6M FY25”). The increase in monitoring revenue in Q2 FY26 was mainly driven by business growth in Florida and Illinois, which more than offset decreases in Pennsylvania and Puerto Rico.

●

Gross profit in Q2 FY26 of $4.5M increased by 9%, or $0.4M, compared to Q2 FY25. Gross profit of $8.8M in 6M FY26 increased by 3%, or $0.2M compared to 6M FY25. The primary drivers of the increase in the quarter are increased revenue coupled with an ongoing focus on cost controls. More specifically, continued savings from the monitoring center transition initiated by management a year and a half ago have continued to outpace expectations on the cost side, as well as from a customer service perspective. These monitoring cost savings have continued to be slightly offset by continued server cost increases. Gross Margin in Q2 FY26 improved to 50.2%, compared to 49.3% in the comparable prior period. While the improvement and trajectory of margins here are great to see, product mix and other items can affect these and make quarterly comparisons difficult on many occasions.

●

Operating income in Q2 FY26 of $0.41M increased by 830%, or $0.37M compared to Q2 FY25. Operating income of $1.2M in 6M FY26 increased by 593%, or $1.0M compared to 6M FY25. The increase in operating income is primarily due to an increase in revenue accompanied by a continued focus on cost controls.

●

Non-GAAP Adjusted EBITDA in Q2 FY26 of $1.55M increased by 18%, or $0.24M compared to Q2 FY25. Non-GAAP Adjusted EBITDA in 6M FY26 of $2.77M increased by 8%, or $0.21M compared to 6M FY25. Adjusted EBITDA Margin in Q2 FY26 was 17.4%, continuing its path of improvement, compared to 15.8% in Q2 FY25. New business coupled with an ongoing cost control focus and changes to ongoing expense structures have been the primary drivers for these improvements.

●

Our cash balance was $5.1M at March 31, 2026, compared to $4.1M at September 30, 2025.  The increase in cash was primarily due to an improvement in underlying profitability since September 30, 2025. Another material driver of the increase was the continued agreed-upon interest payment deferral with the company’s prior lender, which was forgiven in the recently announced refinancing transactions subsequent to the end of Q2 FY26.

●

Net income (loss) attributable to shareholders in Q2 FY26 was ($0.7M) compared to ($0.5M) in Q2 FY25. Net loss attributable to shareholders in 6M FY26 was ($0.2M), compared to ($2.5M) for 6M FY25. The decline in Q2 FY26 compared to the previous comparable period is almost entirely related to a foreign currency translation loss of $0.5M, which has no meaningful effect on cash or cash flow generation. Absent this foreign currency charge, there would have been an improvement here year over year in Q2 FY26.

“Our second quarter results reflect continued execution of our strategy, with solid revenue growth, improved gross margins, and meaningful gains in all measures of underlying profitability,” said Derek Cassell, CEO of Track Group. “Strong demand in key markets like Florida and Illinois reinforces our leadership in the GPS electronic monitoring space. Our year-to-date performance shows clear progress, supported by improved cash generation and Adjusted EBITDA growth. We remain focused on building on this momentum, executing on recent contract wins and the near-term completion of multiple long-term capital investments that we believe will drive sustained earnings growth.”

Business Outlook

The growth in underlying profitability evidenced in Q2 FY26 reinforces our confidence in the strategic reinvestment in technology and the implementation of new programs initiated in late fiscal 2025. One of these investments, which has been ongoing for over a year, is expected to result in annualized savings in server costs equivalent to approximately $2M based on our current book of business. Barring unforeseen circumstances, we expect these savings to be fully incorporated into results on a run-rate basis by the end of fiscal 2026. These savings, which are expected to be reflected through ongoing expense reductions, are also expected to be accompanied by material decreases in ongoing capital expenditures.

Additionally, subsequent to the end of the quarter, we completed the development of our first new monitoring device in over 10 years. The development of this device has cost approximately $7M over the past few years, most of which was capitalized. The completion of the development of this device is expected not only to result in a material reduction in ongoing capital expenditures but is also expected to create many new business opportunities over the coming years that were not previously available to the company. This expectation is based on customer feedback and recent contract wins specifically citing features of this new device.

Given these factors and others, and barring unforeseen circumstances, we expect year over year growth in revenue and underlying profitability for fiscal 2026, and for this to continue into fiscal 2027. These expectations refer to profitability after removing the effect of one-time costs related to the comprehensive recapitalization and refinancing transactions announced subsequent to the end of Q2 FY26.

About Track Group, Inc.

Track Group designs, manufactures, and markets location tracking devices; as well as develops and sells a variety of related software, services, and accessories, networking solutions, and monitoring applications. The Company's products and services are designed to empower professionals in security, law enforcement, corrections, and rehabilitation organizations worldwide with single-sourced offender management solutions that integrate reliable intervention technologies to support re-socialization and monitoring initiatives.

The Company currently trades under the ticker symbol "TRCK" on the OTCQB exchange. For more information, visit www.trackgrp.com.

Forward-Looking Statements

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if", "should" and "will" and similar expressions as they relate to Track Group, Inc., and subsidiaries ("Track Group") are intended to identify such forward-looking statements. These statements are only predictions and reflect Track Group's current beliefs and expectations with respect to future events and are based on assumptions and subject to risks and uncertainties and subject to change at any time. Track Group may from time-to-time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in Track Group's annual report on Form 10-K, its quarterly report on Form 10-Q, and its other reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. New risks emerge from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

This release includes financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission including non-GAAP EBITDA. These measures may be different from non- GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. Reconciliations of these non-GAAP financial measures are based on the financial figures for the respective period.

Non-GAAP Adjusted EBITDA excludes items included but not limited to interest, taxes, depreciation, amortization, impairment charges, gains and losses, currency effects, one-time charges or benefits that are not indicative of operations, charges to consolidate, integrate or consider recently acquired businesses, costs of closing facilities, stock based or other non-cash compensation or other stated cash and non-cash charges (the “Adjustments”).

The Company believes the non-GAAP measures provide useful information to both management and investors when factoring in the Adjustments. Specific disclosure regarding the Company’s financial results, including management’s analysis of results from operations and financial condition, are contained in the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2025, and other reports filed with the Securities and Exchange Commission. Investors are encouraged to carefully read and consider such disclosure and analysis contained in the Company’s Form 10-K and other reports, including the risk factors contained in such Form 10-K.

TRACK GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31,	September 30,
	2026	2025
Assets
Current assets:
Cash	$5,099,610	$4,098,114
Accounts receivable, net of allowance for credit losses of $801,572 and $596,059, respectively	4,588,397	6,455,910
Prepaid expense and deposits	271,228	353,319
Inventory, net of reserves of $82,736 and $61,535, respectively	747,705	473,464
Total current assets	10,706,940	11,380,807
Property and equipment, net of accumulated depreciation of $310,376 and $294,873, respectively	536,736	497,889
Monitoring equipment, net of accumulated depreciation of $6,363,036 and $5,896,304, respectively	4,425,142	5,104,603
Intangible assets, net of accumulated amortization of $22,621,749 and $21,616,041, respectively	14,606,369	13,958,773
Goodwill	8,337,577	8,299,941
Other assets, net	955,476	1,061,507
Total assets	$39,568,240	$40,303,520

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,026,199	$3,709,653
Accrued liabilities	5,578,362	4,886,603
Total current liabilities	8,604,561	8,596,256
Long-term debt, net of current portion	42,761,817	42,720,944
Long-term liabilities	422,318	529,265
Total liabilities	51,788,696	51,846,465

Stockholders’ equity (deficit):
Common stock, $0.0001 par value: 30,000,000 shares authorized; 11,863,758 and 11,863,758 shares outstanding, respectively	1,186	1,186
Preferred stock, $0.0001 par value: 20,000,000 shares authorized; 0 shares outstanding	-	-
Series A Convertible Preferred stock, $0.0001 par value: 1,200,000 shares authorized; 0 shares outstanding	-	-
Paid in capital	302,600,546	302,600,546
Accumulated deficit	(315,343,811)	(315,147,082)
Accumulated other comprehensive income (loss)	521,623	1,002,405
Total equity (deficit)	(12,220,456)	(11,542,945)
Total liabilities and stockholders’ equity (deficit)	$39,568,240	$40,303,520

TRACK GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,	March 31,	March 31,	March 31,
	2026	2025	2026	2025
Revenue:
Monitoring and other related services	$8,366,749	$7,867,975	$17,074,507	$16,309,282
Product sales and other	577,666	484,345	987,116	711,366
Total revenue	8,944,415	8,352,320	18,061,623	17,020,648

Cost of revenue:
Monitoring, products and other related services	3,715,327	3,515,023	7,786,941	7,023,784
Depreciation & amortization included in cost of revenue	737,953	723,331	1,515,840	1,458,556
Total cost of revenue	4,453,280	4,238,354	9,302,781	8,482,340

Gross profit	4,491,135	4,113,966	8,758,842	8,538,308

Operating expense:
General & administrative	2,244,284	2,127,145	4,474,179	4,558,263
Selling & marketing	909,981	964,743	1,868,934	1,865,932
Research & development	699,310	750,650	1,393,454	1,420,040
Depreciation & amortization	228,039	227,385	456,073	454,938
(Gain) loss on sale/dissolution of subsidiary	-	-	(630,472)	66,483
Total operating expense	4,081,614	4,069,923	7,562,168	8,365,656

Operating income	409,521	44,043	1,196,674	172,652

Other income (expense):
Interest income	-	-	1,077	-
Interest expense, net	(612,126)	(565,844)	(1,240,738)	(1,134,804)
Currency exchange rate gain (loss)	(508,783)	34,830	(85,927)	(1,464,432)
Total other income (expense)	(1,120,909)	(531,014)	(1,325,588)	(2,599,236)
Income (loss) before income taxes	(711,388)	(486,971)	(128,914)	(2,426,584)
Income tax expense	-	30,145	67,815	101,381
Net income (loss) attributable to common shareholders	(711,388)	(517,116)	(196,729)	(2,527,965)
Release of cumulative translation adjustment for sale of subsidiary	-	-	(582,883)	1,390,913
Equity adjustment for sale of subsidiary	-	-	-	571,518
Foreign currency translation adjustments	357,491	(85,709)	102,101	686,060
Comprehensive income (loss)	$(353,897)	$(602,825)	$(677,511)	$120,526

Net income (loss) per share –basic:
Net income (loss) per share	$(0.06)	$(0.04)	$(0.02)	$(0.21)
Weighted average shares outstanding	11,863,758	11,863,758	11,863,758	11,863,758

Net income (loss) per share – diluted:
Net income (loss) per share	$(0.06)	$(0.04)	$(0.02)	$(0.21)
Weighted average shares outstanding	11,863,758	11,863,758	11,863,758	11,863,758

TRACK GROUP, INC. AND SUBSIDIARIES

NON-GAAP ADJUSTED EBITDA MARCH 31 (Unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2026	2025	2026	2025
Non-GAAP Adjusted EBITDA
Net Income (loss) attributable to common shareholders	$(711)	$(517)	$(197)	$(2,528)
Interest expense, net	612	566	1,240	1,135
Depreciation and amortization	966	951	1,972	1,913
Income taxes (1)	-	30	68	101
Board compensation and stock-based compensation	50	75	100	150
Foreign exchange (gain)/loss	509	(35)	86	1,464
Loss on sale of subsidiary	-	-	(630)	66
Other charges, net (2)	129	249	135	267
Non-GAAP Adjusted EBITDA	$1,555	$1,319	$2,774	$2,568
Non-GAAP Adjusted EBITDA, percent of revenue	17.4%	15.8%	15.4%	15.1%

(1)

Currently, the Company has significant U.S. tax loss carryforwards that may be used to offset future taxable income, subject to IRS limitations. However, the Company is still subject to certain state, commonwealth, and other foreign based taxes.

(2)

Other charges include expenses related to the board of directors, severance, a settlement related to a contract dispute, and other Chile monitoring center costs for our Chilean subsidiary sold in November 2024.